Notice of the Annual Meeting of Shareholders
                             To be held May 25, 2001

To the Shareholders of
        OLD REPUBLIC INTERNATIONAL CORPORATION

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 25, 2001 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:


1.      The election of four Class 2 directors;

2.      To transact such other business as may properly come before the meeting.


        Shareholders of record at the close of business on March 21, 2001 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.


        The annual report of the Company for the year 2000 is being mailed to all shareholders of record with this Notice and the Proxy Statement.


        By order of the Board of Directors.

                                                        /s/ Spencer LeRoy III
                                                        SPENCER LEROY III
                                                        Secretary


Chicago, Illinois
March 30, 2001

                                 Proxy Statement
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 25, 2001


                               GENERAL INFORMATION

         This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 25, 2001 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is March 30, 2001.


         The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.


         If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve), and in its discretion upon such matters not presently known or determined which may properly come before the meeting.


         The Company has two classes of stock outstanding, Preferred Stock, 1(cent) par value per share ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series G-2 Convertible Preferred Stock ("Series G Preferred Stock"). On March 1, 2001, 48,339 shares of Series G Preferred Stock and 118,498,191 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 2001 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.


                         PRINCIPAL HOLDERS OF SECURITIES

         The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of March 1, 2001 and (b) the percent of the class of stock so owned as of the same date:

                                                                               Amount and
                                                                                Nature of         Percent
                                       Name                                    Beneficial           of
   Title of Class               of Beneficial Owner                             Ownership        Class (*)
--------------------            -------------------                            -----------       ---------
Series G-2  Preferred           Peter Lardner                                     12,996 (1)        26.9
                                All executive officers and
                                directors, as a group                             12,996 (1)        26.9

Common Stock
Shareholders' beneficial
ownership of more than 5% of
the Common Stock (excluding
directors)                      AXA Financial, Inc.                            9,928,026 (2)         8.4
                                1290 Avenue of the Americas
                                New York, New York 10104

                                Old Republic International Corporation         7,220,513 (3)         6.1
                                Employees Savings and Stock
                                Ownership Plan
                                Messrs. Legg, Sursa and Zucaro as
                                members of The Administration Committee
                                307 North Michigan Avenue
                                Chicago, Illinois 60601

                                                                                           Other Shares                     Percent
                          Name of               Shares Subject to      Shares Held by      Beneficially                        of
Common Stock         Beneficial Owner           Stock Options (*)    Employee Plans (*)      Owned (*)           Total      Class(*)
------------         ----------------           -----------------    ------------------    ------------        ---------    --------
Directors' and       Paul D. Adams                    86,000              10,470  (4)         36,172             132,642       0.1
executive officers'  Harrington Bischof                   --                  --              10,795 (5)          10,795        **
beneficial           Anthony F. Colao                 43,375              14,573  (4)        104,485             162,433       0.1
ownership            Jimmy A. Dew                    236,875              69,512  (4)        291,357 (6)         597,744       0.5
                     Kurt W. Kreyling                     --                  --             359,351 (7)         359,351       0.3
                     Peter Lardner                    61,250              27,467  (4)        172,813 (8)         261,530       0.2
                     Wilbur S. Legg                       --                  --              47,716 (9)(10)      47,716        **
                     Spencer LeRoy III               133,738               4,251  (4)         17,025 (11)        155,014       0.1
                     John W. Popp                         --                  --              10,000              10,000        **
                     William A. Simpson              213,000              44,581  (4)        173,412 (12)        430,993       0.4
                     Arnold L. Steiner                    --                  --             944,969 (13)        944,969       0.8
                     David Sursa                          --                  --             496,153 (10)(14)    496,153       0.4
                     William G. White, Jr.                --                  --              46,512              46,512        **
                     A. C. Zucaro                    680,000             116,320  (4)        234,543 (10)      1,030,863       0.9

                     All executive officers and
                     directors, as a group         1,454,238             287,174           2,945,303           4,686,715       4.0
------------------------------------------------------------------------------------------------------------------------------------

* Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include the equivalent common shares that may be issued upon conversion by the beneficial owner of Preferred Stock convertible within 60 days.

**      Less than one-tenth of one percent.

(1) The Company's employees who hold stock options may exercise their options for shares of either Common Stock or Series G Preferred Stock. Each share of Series G Preferred Stock is convertible at any time after six months from the date of issuance into 0.95 share of Common Stock, and accordingly, under the rules of the Securities and Exchange Commission, Mr. Lardner is deemed to be the beneficial owner of 12,996 shares of Common Stock issuable upon conversion of his Series G Preferred Stock.

(2) Reflects the number of shares shown in the most recent Schedule 13-G filings with the Securities and Exchange Commission through March 1, 2001. Shares reported as owned by AXA Financial, Inc. includes shares for which the firm has shared voting power and shared dispositive power. It has sole voting power for 4,563,447 shares and shared voting power for 1,161,874 shares. It has sole dispositive power for 9,523,526 shares and shared dispositive power for 404,500 shares.

(3) Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP"), a participant is entitled to vote the Company stock held by the ESSOP, the value of which has been allocated to the participant's account. The Administration Committee appointed pursuant to the ESSOP is authorized to vote the Company stock held by the ESSOP until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Common Stock has been allocated to the accounts of ESSOP participants. Additionally, the Administration Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Administration

        Committee is composed of Messrs. Legg, Sursa and Zucaro, all directors of the Company. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power

(4) Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the ESSOP.

(5)     Includes 4,500 shares held in trust for Mr. Bischof's benefit.

(6)     Includes 80,001 shares owned by Mr. Dew's wife.

(7) Includes 357,142 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership.

(8) Includes 104,951 shares held in a living trust of which Mr. Lardner's wife is the trustee for which Mr. Lardner disclaims beneficial ownership and 12,346 shares that would be issued if Mr. Lardner converted his Series G Preferred Stock to Common Stock.

(9)     Includes 41,427 shares owned jointly  by Mr. Legg and his wife and 4,428
        shares owned by Mr. Legg's wife of which Mr. Legg disclaims   beneficial
        ownership.

(10) Messrs. Legg, Sursa and Zucaro are members of the Administration Committee of the Old Republic International Corporation Salaried
        Employees Restated Retirement Plan ("Retirement Plan"). As such, they are entitled to vote 153,985 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership. The members of the Administration Committee disclaim beneficial ownership of the Common Stock held by the Retirement Plan and these shares are not reflected in this table as shares beneficially owned by each of them.

(11)    Includes 8,863 shares held in trust for Mr. LeRoy's benefit.

(12)    Includes 71,813 shares owned by Mr. Simpson's wife.

(13) Includes 144,127 shares owned by Mr. Steiner directly, 11,921 shares owned by Mr. Steiner's wife directly, 24,231 shares held in a trust of which Mr. Steiner is trustee for his mother, 281,750 shares held in trust for Mr. Steiner's children, 434,300 shares held by a limited liability corporation of which Mr. Steiner is both an equity owner and a manager and 48,640 shares held by a foundation of which Mr. Steiner is a trustee.

(14) Includes 289,977 shares owned by E.F.S. Investments, Inc., in which Mr. Sursa and his wife have a beneficial interest.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2000 all reports required by Section 16(a) have been properly filed.

               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

        The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 2000.

Directors' Compensation

        During 2000, Directors of the Company received an annual retainer of $14,400 plus $1,200 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees do not receive an annual retainer but receive $1,200 for each meeting they attend of the Board or a Committee of the Company (other than meetings of the Executive Committee).
                                        3

Board Committees

        The Board of Directors has four principal standing committees.

        The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware. The Committee, which is currently composed of Messrs. Kreyling, Legg, Steiner, Sursa and Zucaro, met four times during 2000 and took action by unanimous written consent twice. Mr. Zucaro is Chairman of the Committee.

        The Company has no standing nominating committee of the Board of Directors. This function is performed by the Executive Committee of the Board of Directors itself. The Executive Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

        The Audit Committee reports to the Board of Directors and operates pursuant to a written Charter approved by the Board of Directors, a copy of which is attached as Exhibit A. The Committee is composed of six directors, Messrs. Bischof, Legg, Popp, Steiner (the Chairman), Sursa and White, each of whom is independent in the judgment of the Company's Board of Directors and according to the listing standards of the New York Stock Exchange, on which the Company's Common Stock is listed. The Committee met twice during 2000.

        For the year ended December 31, 2000, the Committee selected the accounting firm of PricewaterhouseCoopers LLP (PwC) as independent auditors to examine the Company's consolidated financial statements. A member of PwC is expected to attend the Company's Annual Meeting of Shareholders. The firm's members will be provided with an opportunity to make an appropriate statement, if he or she desires to do so, and will be available to respond to appropriate questions. The fees paid by the Company to PwC for the year 2000 were:

                              Financial Information
                               Systems Design and
          Audit Fees           Implementation Fees           All Other Fees
          ----------          ---------------------          --------------
          $1,179,763                    -                       $217,550

        The Audit Committee has determined that the non-audit services rendered and the other fees charged by PwC are not incompatible with PwC's independence as the Company's auditors.

        PwC has advised the Committee that all persons engaged in the Company's independent audit were full-time permanent employees of PwC.

        No decision has, as of yet, been made with respect to the selection of an independent auditor for fiscal 2001.


                           AUDIT COMMITTEE REPORT 2000

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

        The Audit Committee of the Board of Directors (the Committee) oversaw the Company's financial reporting process. As part of its function, it recommended to the Board of Directors the appointment of PricewaterhouseCoopers LLP (PwC) as the Company's independent auditors for 2000. As part of its oversight, the Committee evaluated and reviewed with the auditors the overall scope of the Company's annual audit, the Company's annual financial statements and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee also reviewed and discussed the audited financial statements in the Company's Annual Report with the Company's management.

        Further, the Committee discussed with its auditors such other matters as are required to be discussed under the generally accepted auditing standards asset out in the Statement of Auditing Standards Number 61. In addition, the Committee discussed with its auditors, the auditors' independence from management and the Company and received written disclosures and a letter from PwC regarding their independence, as required by the Independence Standards Board Standard Number 1.

        Following these reviews and discussions, the Committee recommended to the Board of Directors and the Board approved the inclusion of these audited financial statements in the Company's Annual Report on Form 10-K for the year ended 2000 filed with the Securities and Exchange Commission.

                                                  Audit Committee
                                                  Arnold L. Steiner, Chairman
                                                  Harrington Bischof
                                                  Wilbur S. Legg
                                                  John W. Popp
                                                  David Sursa
                                                  William G. White, Jr.

        The Pension Committee is empowered with the supervision of the Company's pension plan and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plan. The Pension Committee is appointed by the Board of Directors and its members serve at its pleasure. The Committee, which is currently composed of Messrs. Legg, Sursa and Zucaro, met once during 2000. Mr. Zucaro is Chairman of the Committee.

        The Compensation Committee, whose Report follows, is composed of six non-employee directors and reports directly to the Executive Committee. The Committee, which is currently composed of Messrs. Bischof, Kreyling, Legg, Popp, Sursa and White, met once during 2000. Mr. Sursa is Chairman of the Committee.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.


          REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT
                                  COMPENSATION

        The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

        The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluates and approves the overall compensation, policies and practices which govern the annual base salaries of the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan, and the Employees Savings and Stock Ownership Plan ("ESSOP").

        The Committee reviews and evaluates the Company's corporate performance and executive management compensation once each year. In making its evaluations, the Committee considers a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames. The Committee does not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation is best described as subjective since each Committee member is expected to exercise common sense and reasonable business judgment in attaching varying degrees of importance each year to each such factor.

Compensation Policies

        The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

1. To set base annual salaries (base income) for key executive officers at amounts which: a) are deemed reasonably competitive in the context of prevailing salary scales within the insurance industry in particular; and
     (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations, long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally, the Committee also takes into account prevailing salary scales in the insurance industry in particular. It monitors trends in salary levels by reference to published compilations and reports as well as Company compilations of data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 13 of this Proxy Statement, and have significant interests in commercial property and liability insurance. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives tend to be within a range encompassed by the 25th percentile and median salaries of the above mentioned insurance organizations.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee approves various criteria, the objectives of which are to:

     a) Establish tangible means of evaluating the overall financial performance of the Company or individual profit centers;

     b) Align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings;

     c) Encourage a long-term commitment to the organization.

     In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which might from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

     In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.

     The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Compensation of the Chief Executive Officer

     With specific reference to the CEO's compensation, the Committee takes into account all of the factors and objectives discussed above. In addition, special emphasis is also placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

     Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP pursuant to the revised terms of that plan.

     The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during the period. The Company's performance is a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It is only one of the many factors cited under "Compensation Policies" above, the relative significance of which is left to the subjective business judgment of the Committee. In comparing this data, it should be noted that trends in the CEO's compensation to some extent lag, up or down, trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.

                                                 Summary of Company Performance Indicators
                                                                   versus
                                                              CEO Compensation
                                                                1998 to 2000
------------------------------------------------------------------------------------------------------------------------------------
                                                          Amounts                                        % of Change
                                       ----------------------------------------------    -------------------------------------------
                                           2000             1999             1998        2000 vs. 1999  1999 vs. 1998  2000 vs. 1998
                                           ----             ----             ----        -------------  -------------  -------------
Company Performance Indicators (a)
($ in Millions)
Consolidated assets                    $    7,281.4     $    6,938.4     $    7,019.7             4.9%          -1.2%           3.7%
Common shareholders' equity                 2,438.7          2,198.4          2,304.2            10.9%          -4.6%           5.8%

Net revenues                                2,070.6          2,102.1          2,171.7            -1.5%          -3.2%          -4.7%
Net operating income                          275.6            207.9            289.3            32.6%         -28.1%          -4.7%
Net income                                    297.5            226.8            323.7            31.2%         -29.9%          -8.1%
Percent return on equity                       13.5%             9.8%            15.0%
Per Share Data
(in dollars and cents)
Book value                                    20.62            17.99            17.27            14.6%           4.2%          19.4%
Net operating income (diluted)                 2.29             1.60             2.08            43.1%         -23.1%          10.1%
Net income (diluted)                           2.47             1.75             2.33            41.1%         -24.9%           6.0%

====================================================================================================================================
CEO Compensation (b)
(Whole Dollars)
1. Cash compensation
    a.   Base salary                   $    550,000     $    545,000     $    531,667             0.9%           2.5%           3.4%
    b.   Incentive                          150,000          412,500          494,354           -63.6%         -16.6%         -69.7%
    c.   Directors fees & other              49,915           45,727           31,153             9.2%          46.8%          56.5%
                                       ---------------------------------------------------------------------------------------------
    d.   Total Cash Compensation            749,915        1,003,227        1,057,174           -25.2%          -5.1%         -29.2%

2. Deferred incentive compensation          152,500          420,600          502,454           -63.7%         -16.3%         -69.6%
                                       ---------------------------------------------------------------------------------------------

Incentive stock options:
3. Valued at 5% appreciation:             1,134,000        1,351,350        2,058,210           -16.1%         -34.3%         -44.9%
4. Valued at 10% appreciation:            2,862,000        3,410,550        5,194,530           -16.1%         -34.3%         -44.9%
                                       ---------------------------------------------------------------------------------------------


5. Total cash & deferred
    compensation, including options,
    if any, valued at:

6.    5% appreciation (1d. + 2 + 3)       2,036,415        2,775,177        3,617,838           -26.6%         -23.3%         -43.7%
7.   10% appreciation (1d. + 2 + 4     $  3,764,415     $  4,834,377     $  6,754,158           -22.1%         -28.4%         -44.3%
                                       ---------------------------------------------------------------------------------------------
====================================================================================================================================

(a) Data taken from the Company's audited financial statements and stock market tables as applicable. Return on equity is calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income is defined as net income before fresh start tax credits, extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options will compound at a 5% or a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. Of course, the actual future value of such options may be higher or lower than these arbitrary estimates. Also see "Summary Compensation Table".

Employee Benefit Plans

       In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plan ("KEPRP"): Under the Company's KEPRP, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected annually by the Committee in consultation with the CEO. The Committee makes its sole determination with regard to the CEO's performance, eligibility or award. After prior plan participants are credited with a certain portion, if any, of each year's pool the CEO may recommend the allocation of the balance of the pool to participants in the plan, other than himself, or may recommend to carry forward up to 50% of such amount for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

       The pool amount is established in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings of the Company in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. Each year's pool is in turn limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for such year. There is no prescribed limit as to how much of each year's available pool may be awarded to each participant.

       There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of each vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

       In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans similarly provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center.

Stock Option Plan: To encourage growth in shareholder value and a long-term commitment to the business and promote its success, the Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term success of the Company should have a stake in its on-going success. As a result, the Company maintains a non-qualified stock option plan (the "Plan") for key employees of the Company and its participating subsidiaries. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same factors as those set forth under "Compensation Policies" herein.

       Accordingly, the performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to 5% of the Common Stock issued and outstanding at any one time. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than the mean high and low sale price or the last reported sale price of the Company's Common Stock as reported on the New York Stock Exchange on the date immediately preceding the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant and cumulatively to the extent of an additional 10% on and after each of the first through ninth years after the date of grant. Under the Plan, an employee's right to exercise an option is accelerated if the Company's Common Stock closes on the New York Stock Exchange above the vesting acceleration price established by the Committee for the option. If a vesting acceleration occurs, an optionee may exercise his or her option to the extent of 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries. The vesting acceleration price is established by the Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 100% of the book value per Common Share as of the most recent year end date. For options granted prior to January 1, 2000, the vesting acceleration price established by the Committee was the higher of 150% of the market value of the Common Stock at the date of the grant or 150% of the book value per Common Share as of the most recent year end date.

Employees Savings and Stock Ownership Plan ("ESSOP"): The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation. Employees' savings up to 6% are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is being made. Under the terms of the ESSOP, employer contributions are invested exclusively in Preferred or Common Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments. These alternative investments are all publicly managed mutual funds that either focus on short-term securities, intermediate-term securities or capital appreciation. Likewise, under the terms of the ESSOP, employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies, a stock index fund portfolio, and in short to intermediate term bonds and other fixed income securities. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 7 years. Vesting also occurs in increments of 20% a year, beginning after two years of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or in Common Stock.

RMIC Key Employee Performance Recognition Plan ("KEPRP") and Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson does not participate in the Company's KEPRP but participates instead in the KEPRP of Republic Mortgage Insurance Company ("RMIC"), as well as in RMIC's Profit Sharing Plan. RMIC's KEPRP is a performance recognition pool that operates much like the Company's KEPRP. The pool is established according to a detailed formula which takes into account the increase in RMIC's earnings and its return on equity, among other factors. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Employees contributions may be invested, at the employee's direction, in a number of publicly managed mutual funds. During 2000, the Profit Sharing Plan was amended so that employees may elect to purchase the Company's Common Stock as an investment option. Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. With the consent of RMIC, retirement may be deferred. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.
                                                  Compensation Committee
                                                  David Sursa, Chairman
                                                  Harrington Bischof
                                                  Kurt W. Kreyling
                                                  Wilbur S. Legg
                                                  John W. Popp
                                                  William G. White Jr.

Executive Compensation

   The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 2000, 1999 and 1998:

                                                       SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Long-Term
                                                      Annual Compensation                  Compensation
                                                 ----------------------------              ------------
      (a)                         (b)               (c)                (d)                      (e)                 (f)
                                                                                            Securities
Name and                                                                                    Underlying
Principal                                                                                     Option             All Other
Positions                        Year            Salary (1)         Bonus (2)               Awards (3)        Compensation (4)
---------                        ----            ----------        ----------              ------------       ----------------
A.C. Zucaro                      2000            $  594,846        $  300,000                 150,000           $   7,569
President & Chief                1999               583,700           825,000                 110,000              15,127
Executive Officer                1998               557,060           988,708                 112,500              13,860


Paul D. Adams                    2000               293,333           125,000                   6,000               4,822
Senior Vice President,           1999               287,500           225,000                   8,000              10,692
Chief Financial                  1998               280,000           262,512                  11,250              10,692
Officer & Treasurer

Spencer LeRoy III                2000               321,343           150,000                  16,000               3,811
Senior Vice President,           1999               312,167           242,500                  20,000              10,017
Secretary & General              1998               299,408           249,574                  18,750              10,692
Counsel

William A. Simpson               2000               322,100           708,384                  60,000              31,327 (5)
Senior Vice President            1999               307,917           550,000                  60,000              36,604 (5)
                                 1998               283,850           597,046                  45,000              35,533 (5)
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes base salary and fees paid for services as a director of the Company or its subsidiaries.

(2) Includes combined cash and deferred incentive compensation awards granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are typically made 50% in cash and 50% deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount. None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Number of shares of Common Stock subject to options granted during the year indicated.

(4) Represents employer matching contribution to the Company's ESSOP and the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company. For 2000, the Company's matching contribution for each executive officer was $2,500. For 2000, $5,069, $2,322, $1,311, and $877 were attributed to the compensation of Messrs. Zucaro, Adams, LeRoy, and Simpson, respectively, for group term life insurance premiums paid by the Company under a program available to all of its employees. For 2000, $2,809 was attributed to Mr. Simpson's compensation for a health reimbursement program RMIC sponsors for all of its employees and $8,141 was attributed as compensation for the usage of a vehicle provided for his use by RMIC.

(5) Includes $17,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for each year.

Retirement Plans
    The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is non contributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

    The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 2000, at age 65 after specified years of service:

        Highest Average
      Annual Earnings of
       the 5 Consecutive                                       Estimated Annual Retirement Income for
     Plan Years Out of the                                   Representative Years of Credited Service*
      Last 10 Plan Years              ---------------------------------------------------------------------------------------
      ------------------                  5              10               15               20             25             30
                                          -              --               --               --             --             --
            $250,000                  $18,750         $37,500          $56,250          $75,000       $ 93,750       $112,500
             300,000                   22,500          45,000           67,500           90,000        112,500        135,000
             350,000                   26,250          52,500           78,750          105,000        131,250        157,000
             400,000                   30,000          60,000           90,000          120,000        150,000        180,000
             450,000                   33,750          67,500          101,250          135,000        168,750        202,500
             500,000                   37,500          75,000          112,500          150,000        187,500        225,000
             550,000                   41,500          82,500          123,750          165,000        206,250        247,500

-----------------------------------------------------------------------------------------------------------------------------

 *Amounts shown in the table above which exceed $140,000 - - the maximum benefit allowed by law for a qualified plan in 2000 - - would only be payable to a qualified participant under the Old Republic International Corporation Executive's Excess Benefit Plan described below.

    The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 2000, Mr. Zucaro was credited with 24 years of service, Mr. Adams was credited with 11 years of service and Mr. LeRoy was credited with 8 years of service, for purposes of the Company Plan. The years of service credited to Mr. Adams for the purposes of the Company Plan do not include his years of service with Great West Casualty Company, a subsidiary of the Company. Mr. Simpson did not participate because employees of RMIC/Republic Mortgage Insurance Company (RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 2000, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $527,333 for Mr. Zucaro, $278,667 for Mr. Adams and $296,667 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Adams and LeRoy in the Summary Compensation Table on page 10 are threefold: the figures above are averages of annual base salaries over the past 5 years and do not include either directors' fees or any form of incentive compensation awards.

    The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The plan is administered by the Pension Committee of the Board of Directors, which selects the employees to participate in the plan from those who are participants in the Company Plan. As of December 31, 2000, Mr. Zucaro and Mr. Adams are the only executives who qualify and have been approved for participation under this plan. RMIC adopted during 2000 an Executive Excess Benefit Plan to provide certain key executives of RMIC with benefits in excess of the benefits they would be eligible for if they participated in the Company's Plan. The Plan is administered by a Committee of the Board of Directors of RMIC, which selects the employees to participate in the Plan from those eligible employees of RMIC. As of December 31, 2000, Mr. Simpson is the only executive of the Company who qualified and has been approved for participation under the Plan. The benefits payable under this plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this plan are payable at the time benefits are payable under the Company Plan. The plan is a non-qualified deferred compensation plan.

 Option Grants in 2000

    The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 2000 fiscal year:

                                                   Option Grants in 2000
---------------------------------------------------------------------------------------------------------------------
      (a)                    (b)            (c)            (d)             (e)                         (f)
                                                                                                    Potential
                                                                                         Realizable Value of Assumed
                                                                                         Annual Rates of Stock Price
                                                                                         Appreciation for Option Term
         Individual Grants                                                               ----------------------------
------------------------------------
                                          % of
                          Number of       Total
                         Securities      Options                                              @ Annual Compounding
                         Underlying     Granted to                     Expira-                  Growth Rate Of:
                           Options      Employees       Exercise        tion             ----------------------------
      Name               Granted (1)     in 2000         Price          Date                 5%                10%
-----------------        -----------    ----------      --------      --------           ----------        ----------
A. C. Zucaro                 150,000        16.7        $ 12.00       12/31/09           $1,134,000        $2,862,000
Paul D. Adams                  6,000         0.7          12.00       12/31/09               45,360           114,480
Spencer LeRoy III             16,000         1.8          12.00       12/31/09              120,960           305,280
William A. Simpson            60,000         6.7          12.00       12/31/09              453,600         1,144,800
---------------------------------------------------------------------------------------------------------------------

(1) See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan" regarding the vesting of stock options.


Aggregate Options Exercised in 2000 and Option Values at December 31, 2000

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 2000 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 2000 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                  Aggregated Option Exercises in 2000
                                                 and Option Values at December 31, 2000
-------------------------------------------------------------------------------------------------------------------
       (a)                     (b)                  (c)                    (d)                       (e)
                                                                        Number of
                                                                       Securities                  Value of
                                                                       Underlying                Unexercised
                                                                       Unexercised               In-the-Money
                                                                        Options at                Options at
                                                                         12/31/00                  12/31/00
                          Shares Acquired                              Exercisable/              Exercisable/
      Name                  on Exercise       Value Realized(1)        Unexercisable           Unexercisable (2)
------------------        ---------------     -----------------     -------------------     -----------------------
A. C. Zucaro                   49,500           $     266,968       668,750/     78,750     $ 11,324,658/ $ 233,100
Paul D. Adams                  35,520                 191,570        83,750/      9,000        1,486,635/    26,640
Spencer LeRoy III                   -                       -       117,950/     39,925        2,178,151/   511,413
William A. Simpson            116,100               1,787,351       208,500/     31,500        3,052,463/    93,240
-------------------------------------------------------------------------------------------------------------------

(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.

(2) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 2000 and the option exercise price per share multiplied by the number of shares subject to options.

Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 2000. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of two Peer Groups of publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends.

     The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.


                   Comparison of Five Year Total Market Return
       OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Groups
                  (For the five years ended December 31, 2000)




























                    Dec 95    Dec 96    Dec 97    Dec 98    Dec 99    Dec 00
                    ------    ------    ------    ------    ------    ------
ORI                $100.00   $115.04   $162.40   $149.64   $ 93.51   $225.86
S&P 500             100.00    122.96    163.98    210.85    255.21    231.98
2000 Peer Group 1   100.00    119.95    186.15    168.97    137.85    217.15
2000 Peer Group 2   100.00    118.92    182.87    160.76    132.54    201.62

     Peer Group 1 consists of the following publicly held corporations selected by the Company for its 2000 comparison: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial, Inc., First American Financial Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Radian Group Inc., SAFECO Corporation, The St. Paul Companies, Inc. and XL Capital Ltd. The companies in Peer Group 1 have been approved by the Compensation Committee. It is comprised of the same companies as last year's Peer Group except for one company (Reliance Group Holdings, Inc.) that was replaced by XL Capital Ltd. because the former shifted to a run-off mode during the year. Peer Group 2 consists of the same companies used by the Company for its 1999 Peer Group comparison.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      The following tabulation lists all nominees and continuing directors of the Company. Four Class 2 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 2 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

                                          Positions with Company,
                                          Business Experience, and
Name                             Age      Other Directorships
----                             ---      ------------------------
Nominees for Election
---------------------

CLASS 2 (Term expires in 2001)

Jimmy A. Dew                      60      Director since 1980; Sales Group Manager of
                                          Republic Mortgage Insurance Company, a subsidiary
                                          of the Company, for more than the past five years.

Wilbur S. Legg                    78      Director since 1969; Retired for more than the past
                                          five years; formerly partner of Lord Bissell & Brook,
                                          attorneys, Chicago, Illinois.  Mr. Legg's former firm
                                          has been retained by the Company as counsel during
                                          more than the last two fiscal years.

John W. Popp                      78      Director since 1993; Retired for more than the past
                                          five years; formerly Partner of KPMG LLP, accountants.

David Sursa                       75      Director since 1969; Retired for more than the past
                                          five years; formerly Chairman of the Board, NBD
                                          Bank, N.A., Muncie, Indiana.
---------------------------------------------------------------------------------------------------

                                          Positions with Company,
                                          Business Experience, and
Name                             Age      Other Directorships
----                             ---      ------------------------
Continuing Members
------------------

CLASS 3 (Term expires in 2002)

Peter Lardner                     69      Director  since 1985; Chairman of the Board of
                                          Bituminous Casualty Corporation, a subsidiary of the
                                          Company, for more than the past five years.

William A. Simpson                59      Director since 1980; Senior Vice President of the
                                          Company and President of Republic Mortgage
                                          Insurance Company, a subsidiary of the Company,
                                          for more than the past five years.

Arnold L. Steiner                 63      Director since 1974; Retired for more than the past
                                          five years; formerly President of Steiner Bank,
                                          Birmingham, Alabama.


                                          Positions with Company,
                                          Business Experience, and
Name                             Age      Other Directorships
----                             ---      ------------------------
Continuing Members
------------------
(Class 3 Continued)

A. C. Zucaro                      61      Director since 1976; Chairman of the Board,  Chief
                                          Executive Officer and President of the Company and
                                          various subsidiaries for more than the past five
                                          years.

---------------------------------------------------------------------------------------------------

                                          Positions with Company,
                                          Business Experience, and
Name                             Age      Other Directorships
----                             ---      ------------------------
Continuing Members
------------------

CLASS 1 (Term expires in 2003)

Harrington Bischof                66      Director since 1997; President of Pandora Capital
                                          Corporation since 1996; formerly Senior Advisor
                                          Prudential Securities, Inc. 1991 to 1996. Mr. Bischof
                                          also serves as a Director for Clarion Technologies,
                                          Inc.

Anthony F. Colao                  73      Director since 1987; Chairman of Old Republic RE,
                                          Inc., a subsidiary of the Company,  for more than the
                                          past five years. Formerly Partner of
                                          PricewaterhouseCoopers LLP. Mr. Colao's former
                                          firm has been retained by the Company as
                                          independent accountants during more than the last
                                          two fiscal years.

Kurt W. Kreyling                  79      Director since 1974; Retired for more than the past
                                          five years; formerly President and Treasurer of
                                          Kreyling Company, wholesaler of floor coverings,
                                          Evansville, Indiana.

William G. White, Jr.             72      Director since 1993; Retired for more than the past
                                          five years;  formerly President of The First Federal
                                          Savings Bank, Winston-Salem, North Carolina;
                                          Consultant to Southern National Bank, Winston-
                                          Salem, North Carolina.

---------------------------------------------------------------------------------------------------

Board of Directors Recommendation

The Board of Directors recommends a vote FOR the Class 2 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

                                VOTING PROCEDURES
     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election, (2) amendments to the Company's Certificate of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock that is outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Restated Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Restated Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

     In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
     In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 2001.


                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $5,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.


By order of the Board of Directors.

                                                    /s/ Spencer LeRoy III
                                                        SPENCER LEROY III
                                                        Secretary


Chicago, Illinois
March 30, 2001

                                    EXHIBIT A

                             AUDIT COMMITTEE CHARTER

The Audit Committee shall be appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the Corporation's compliance with legal and regulatory requirements and (3) the independence and performance of the Corporation's internal and external auditors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

INTERNAL CONTROL

         Review with management, the Corporation's senior internal auditing executive and, to the extent the Audit Committee deems necessary or appropriate, the independent auditor, the adequacy of internal accounting and financial controls.

         Review the significant reports to management prepared by the internal auditing department and management's responses.

         Review  with  senior  internal  audit  executive  the  internal   audit
         department responsibilities, budget and staffing.

FINANCIAL REPORTING

         Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements.

         Review with management and the independent auditor the Corporation's quarterly and annual financial statements prior to the filing of the Corporation's Forms 10-Q and 10-K Quarterly and Annual Reports.

         Meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         Review major changes to the  Corporation's  accounting  principles  and
         practices  as  suggested  by  management,   internal  auditors  or  the
         independent auditor.

EXTERNAL AUDIT

         Recommend to the Board the appointment of the independent auditor, and have a clear understanding with management and the independent auditor that the latter is ultimately accountable to the Audit Committee and the Board.

         Approve the fees to be paid to the independent auditor.

         Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

         Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

         Meet with the independent auditor prior to the audit to review the scope of the proposed audit, the audit procedures to be utilized and the planning and staffing of the audit.

         Obtain from the independent  auditor  assurance that Section 10A of the
         Private  Securities   Litigation  Reform  Act  of  1995  has  not  been
         implicated.

         Discuss with the independent auditor the matters required to be discussed by applicable Statement on Auditing Standards relating to the conduct of the audit.

         Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letters provided by the auditor and the Corporation's response to such letters. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         (b) Any major changes to auditing procedures or the planned scope of the auditing tests that were performed.

OTHER

         Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

         Review with the Corporation's General Counsel legal matters pertaining to compliance with applicable laws and regulations that may have a material impact on the financial statements, and any material reports or inquiries received from regulators or governmental agencies.

         Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

         Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

         Perform  any  other  activities   consistent  with  this  Charter,  the
         Corporation's By-Laws and a governing law, as the Audit Committee or the Board deems necessary or appropriate.

All duties of the Audit Committee may be performed by the Audit Committee as a whole or by a majority of its members or by its chairman on behalf of the Audit Committee, and meetings may be conducted in person or telephonically. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Corporation's Corporate Policies and Practices.

                                       A-2